EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record Third Quarter EPS of $0.77
and Raises Fourth Quarter EPS Guidance to $1.00 - $1.03

Warrendale, PA, November 11, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the third quarter ended October 30, 2004. Management also stated that based on continued positive sales trends, the Company is raising its fourth quarter earnings guidance to $1.00 to $1.03 per share. This compares to $0.49 per share in the fourth quarter of last year, which included a goodwill impairment charge of $0.08 per share related to Bluenotes. The Company previously stated that it was comfortable with the First Call mean earnings estimate of $0.92 per share for the fourth quarter.

Third Quarter Ended October 30, 2004

  Total sales increased 34.7% to $503.4 million from $373.8 million for the quarter ended November 1, 2003.

  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 24.9% when compared to the corresponding period last year.

  Gross profit as a percent to sales increased to 47.1% from 38.1% last year due primarily to an improvement in merchandise margins.

  Operating income for the quarter increased to $95.8 million, or 19.0% as a percent to sales, from $21.2 million, or 5.7% as a percent to sales last year.

  Net income for the quarter increased to $58.0 million, or $0.77 per share on a diluted basis, from adjusted net income* of $18.1 million, or $0.25 per share on a diluted basis last year. Adjusted net income* for the prior year excludes a goodwill impairment charge related to Bluenotes of $8.0 million, or $0.11 per share on a diluted basis.

Year-to-Date for the Nine Months Ended October 30, 2004

  Total sales increased 26.4% to $1.267 billion from $1.003 billion for the nine months ended November 1, 2003.

  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 16.3% when compared to the corresponding period last year.

  Gross profit as a percent to sales increased to 43.5% from 35.8% last year due primarily to an improvement in merchandise margins.

  Operating income for the period increased to $183.7 million, or 14.5% as a percent to sales, from $43.5 million, or 4.3% as a percent to sales last year.

  Net income for the year-to-date period increased to $112.8 million, or $1.51 per share on a diluted basis, from adjusted net income* of $32.6 million, or $0.45 per share on a diluted basis last year. Adjusted net income* for the prior year excludes a goodwill impairment charge related to Bluenotes of $8.0 million, or $0.11 per share on a diluted basis.

* A complete definition and discussion of the Company's use of non-GAAP measures, identified by an asterisk (*), is located at the end of this release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fourth quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

* * * *

At 9:00 a.m. EST, on November 11, 2004, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning November 11th at 1:00 p.m. EST through November 25th. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #1162887. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 773 AE stores in 49 states, the District of Columbia and Puerto Rico, 69 AE stores in Canada, and 109 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Non-GAAP Measure Disclosure

The following definitions are provided for the two non-GAAP (Generally Accepted Accounting Principles) measures used by the Company in this release. The two measures are adjusted net income and adjusted earnings per share. Each use is indicated by an asterisk*. We do not intend for these two non-GAAP measures to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

In this release, adjusted net income and adjusted EPS each exclude the non-cash goodwill impairment charge of $8.0 million, or $0.11 per share, which was recorded during the quarter ended November 1, 2003 related to our Bluenotes operation. We believe that these adjusted measures provide investors with an important perspective on the current underlying operating performance of our businesses by isolating and excluding the impact of the non-cash impairment charge related to our acquisition of the Bluenotes business in fiscal 2000.

  Adjusted net income: In this release, we define "adjusted net income" to start with GAAP net income and then add back the $8.0 million Bluenotes non-cash goodwill impairment charge. The table below shows a reconciliation between GAAP net income and adjusted net income.

  Adjusted EPS: In this release, we define "adjusted EPS" to start with GAAP EPS and then add back the $0.11 per share Bluenotes non-cash goodwill impairment charge. The table below shows a reconciliation between GAAP EPS and adjusted EPS.

Non-GAAP Financial Measures:
Reconciliation of GAAP Net Income and EPS to Adjusted Net Income and EPS

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003

Reported GAAP Net Income	$58,049	$10,139	$112,780	$24,646
Non-Cash Goodwill Impairment Charge	-	8,000	-	8,000
Adjusted Net Income	$58,049	$18,139	$112,780	$32,646

Reported GAAP EPS	$0.77	$0.14	$1.51	$0.34
Non-Cash Goodwill Impairment Charge	-	0.11	-	0.11
Adjusted EPS	$0.77	$0.25	$1.51	$0.45

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	(Unaudited)		(Unaudited)
	October 30, 2004	January 31, 2004	November 1, 2003
ASSETS
Cash, cash equivalents and short-term investments	$384,640	$337,812	$206,078
Merchandise inventory	204,972	120,586	193,796
Other current assets	87,455	67,225	84,740
Total current assets	677,067	525,623	484,614
Property and equipment, net	310,512	278,689	288,230
Goodwill, net	10,136	10,136	15,614
Other assets, net	59,510	50,623	44,905
Total Assets	$1,057,225	$865,071	$833,363

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$84,303	$71,330	$98,018
Accrued compensation and payroll taxes	39,985	14,409	18,073
Accrued rent	31,749	30,985	29,079
Accrued income and other taxes	27,646	28,669	17,769
Unredeemed stored value cards and gift certificates	15,451	25,785	13,507
Current portion of note payable	-	4,832	4,874
Other current liabilities	15,715	13,025	13,269
Total current liabilities	214,849	189,035	194,589
Note Payable	-	13,874	15,213
Other non-current liabilities	21,933	18,492	15,050
Total non-current liabilities	21,933	32,366	30,263
Total stockholders' equity	820,443	643,670	608,511
Total Liabilities and Stockholders' Equity	$1,057,225	$865,071	$833,363

Current Ratio	3.15	2.78	2.49

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003

Net sales	$503,431	$373,800	$1,267,233	$1,002,713
Cost of sales, including certain buying,
occupancy and warehousing expenses	266,041	231,531	715,682	643,267
Gross profit	237,390	142,269	551,551	359,446
Selling, general and administrative expenses	125,408	98,732	321,330	266,414
Depreciation and amortization	16,176	14,373	46,482	41,552
Goodwill impairment loss	-	8,000	-	8,000
Operating income	95,806	21,164	183,739	43,480
Other income (expense), net	(596)	483	901	1,638
Income before income taxes	95,210	21,647	184,640	45,118
Provision for income taxes	37,161	11,508	71,860	20,472
Net income	$58,049	$10,139	$112,780	$24,646

Basic income per common share	$0.80	$0.14	$1.56	$0.35
Diluted income per common share	$0.77	$0.14	$1.51	$0.34

Weighted average common shares outstanding - basic	73,002	71,130	72,253	71,091
Weighted average common shares outstanding - diluted	75,785	72,234	74,468	72,189

Total gross square footage at end of period:

American Eagle Outfitters Stores	4,489,606	4,157,046
Bluenotes/Thriftys Stores	351,659	354,206

Store count at end of period:

American Eagle Outfitters Stores	839	798
Bluenotes/Thriftys Stores	108	111

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857